UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRANT UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 333-170091

Amperico Corp.

1 Alexander Road, Kintnersville PA 18930
(Address of Principal Executive Offices)

(833) 353-8166

(Telephone number, including area code)

Common Stock
(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)1 [ ] Rule 12h-3(b)(1)(I) [ ] Rule 12g-4(a)2 [_] Rule 12h-3(b)(1)(ii) [ ] Rule 15d-6 [_] Rule 15-15D [X]

Approximate number of holders of record as of the certification or notice date:
24

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Pursuant to the requirements of the Securities Exchange Act of 1934 Amperico Corp.  has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

August 23, 2017

By: /s/ Nicholas Thompson Nicholas Thompson Chief Executive Officer

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